Exhibit 10.5
MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made as of this 18th day of July, 2007 (the “Effective Date”) by and among MOBILEPRO CORP., a Delaware corporation having a place of business and mailing address of 6701 Democracy Boulevard, Suite 202, Bethesda, Maryland 20817 (the “Company”) and United Systems Access Telecom, Inc., a Delaware corporation (“Manager”), and United Systems Access, Inc., d/b/a USA TELEPHONE, a Delaware corporation and parent of Manager (“Parent”) (Company, Manager and Parent each, a “Party” and collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, the Company owns all of the issued and outstanding capital stock of each of Close Call America, a Delaware corporation (“CCA”) and American Fiber Networks, a Delaware corporation (“AFN”) and World Trade Network, Inc. (“WTN”) (collectively, CCA, AFN and WTN are referred to as the “Operating Corporations” and each as a “Operating Corporation”);

WHEREAS, the Operating Companies are in the business of providing (i) local, long distance, payphone and Internet services to business customers and traditional local and long distance phone services, as well as leading edge VoIP technology, cellular and EVDO services to consumers in all fifty states (collectively, the “Business”).

WHEREAS, Company as seller, and Parent, as buyer, have entered into that certain Purchase Agreement of even or near even date herewith for the purchase of all outstanding equity in the Operating Companies (the “Purchase Agreement”); and

WHEREAS, pending receipt of all necessary governmental and third party approvals necessary to consummate the transactions described in the Purchase Agreement (the “Required Approvals”), the Parties desire that Manager shall have exclusive authority to operate the business of the Operating Companies, pursuant and subject to the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and in consideration of the representations, warranties, covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE 1.          MANAGEMENT SERVICES

1.1. Company and Parent hereby appoint Manager, and Manager hereby accepts the appointment, to manage the Business of the Operating Companies, which appointment includes the right to manage, use, expend and have access to all property of the Operating Companies, including cash on hand as of the Effective Date and all cash generated in the ordinary course of operations of the Operating Companies. Except as expressly limited pursuant to this Agreement, the authority of the Manager with respect to the operation of the Business shall be exclusive, even as to the Company, and absolute.

1.2. Manager shall manage the Operating Companies in such manner as the Manager deems appropriate in the exercise of its reasonable business judgment.

1.3. All employees of the Operating Companies shall remain as such, subject to the right and responsibility of the Manager to supervise, evaluate, discipline, let-go and hire such employees as it shall deem appropriate in the conduct of its responsibilities hereunder.

1.4. Neither Manager nor the Company shall be required to advance any funds to the Operating Companies pursuant to this Agreement. No amount shall be paid to the Company by the Operating Companies during the Term of this Agreement, whether as distributions, return of capital, dividends, compensation, repayment of advances or loans or otherwise. The Manager may in its discretion withdraw funds from the Target Companies in addition to the management fee described in Article 3 below, but subject to the terms of Article 5 hereof.

1.5. Neither Manager nor Parent shall have liability to the Company or the Operating Companies for their acts or omissions in connection with this Agreement unless they are found to have acted fraudulently or in bad faith. In no event shall Manager or Parent be liable for consequential, special, punitive or exemplary damages.

1.6. Company shall cause William Fogg to be appointed as CEO of the Operating Corporations.

1.7. During the term of this Agreement, the Manager shall cause the Target Companies to pay Cornell accrued interest on the obligations of the Company to Cornel, on the following schedule and Manager shall fund such payments to the extent that Manager has withdrawn or been paid funds from the Target Companies:

Accrued Interest for the month of July 2007 by September 30, 2007
Accrued Interest for the month of August 2007 by October 31, 2007
Accrued Interest for the month of September 2007 by November 30, 2007
Accrued Interest of the month of October 2007 by December 31, 2007 and
Continuing on the same schedule thereafter

ARTICLE 2.          TERM

This Agreement shall become effective on the date of the ISP Closing and shall terminate on the earlier of (i) the date of the Second Closing or (ii) the date that the Purchase Agreement is terminated by Parent pursuant to Section 9.1 (a) thereof or by the Company pursuant to Section 9.1 (b) thereof or (iii) by mutual agreement of the Parties.

ARTICLE 3.          COMPENSATION

3.1. The Manager shall be compensated for its services provided under and pursuant to this Agreement at the rate of One Hundred Thousand Dollars ($100,000) per month, which amount shall be pro-rated for any partial month. The Manager may also be reimbursed by the Operating Companies for the Manager’s reasonable out-of-pocket expenses incurred in the performance of its duties hereunder.

ARTICLE 4.          COVENANT

The Company covenants with Parent and Manager to cooperate with Manager in its management of the Business and to take such other actions, in its capacity as the record holder of all outstanding equity in the Operating Companies, as may be reasonably necessary to enable the Manager to manage the Business.

ARTICLE 5.          PURCHASE AGREEMENT

Nothing herein shall be deemed to limit or otherwise modify the rights and obligations of the Parties under the Purchase Agreement, which rights and obligations shall have terminated or shall remain in effect in accordance with their terms. The parties acknowledge that during the term of this Agreement, the Manager intends to cause substantial additional business from its customers or customers of its affiliates to be serviced by the Target Companies, which the parties expect will increase the profitability of the Target Companies. The parties further acknowledge that during the term of this Agreement the Manager intends to implement certain other efficiencies with respect to the operations of the Target Companies, thereby improving their profitability. In the event that the Second Closing does not occur, the parties agree that the profits of the Target Companies shall be allocated between the Manager and the Company equitably so as to fairly compensate the Manager for the increased profitability of the Target Companies caused by the Manager during the term of this Agreement. Following such allocation, the parties shall true-up, with the Manager paying the Company in the event that it has withdrawn funds in excess of its share of the profits and the Company paying the Manager if the Manager has not withdrawn its full share of the profits. Profits shall be determined after payment of the management fee due to Manager and after accrual (or payment) of interest due to Cornell.

ARTICLE 6.          ASSIGNMENT

No Party hereto may assign its rights or obligations under this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed, except that Manager may assign its rights and obligations under this Agreement to any parent, subsidiary or affiliate of Manager.

ARTICLE 7.          MISCELLANEOUS

7.1. Notice. All notices or other communications hereunder shall be made in the same manner and subject to the same terms as set forth in the Purchase Agreement

7.2. Amendment Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the Parties, or in the case of a waiver, by each Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any. right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.3. Governing Law; Jurisdiction; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Maine, its rules of conflict of laws notwithstanding. The Parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, any state or federal court of competent jurisdiction within the State of Maine and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on such Party at the address and in the manner provided in the Purchase Agreement.

7.4. Relationship of the Parties. The Manager is an independent contractor with respect to the Company. Nothing contained herein shall be deemed to create any franchise, fiduciary, agency, partnership, joint venture, employment or special relationship between them.

7.5. Entire Agreement. This Agreement and the documents referenced herein, including the Purchase Agreement, contain the entire agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

7.6. Parties in Interest. Except as otherwise provided in this Agreement, this
Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other the Parties or their any of their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

7.7. Headings. Headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

7.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument.

7.9. Severability. Except as set forth in Section 7.9, if any provision contained in this Agreement is held to be invalid, illegal or unenforceable in any respect by any court or other authority, then such provision shall be deemed limited to the extent that such court or other authority deems it reasonable and enforceable, and as so limited shall remain in full force and effect. In the event that such court or other authority shall deem any such provision wholly unenforceable, this shall not affect any other provision hereof; and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had not been contained herein.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed as an instrument under seal in multiple counterparts as of the date set forth above by their duly authorized representatives.

UNITED SYSTEMS ACCESS TELECOM, INC.

By:	/s/ L. William Fogg
L. William Fogg, Chief Executive Officer

UNITED SYSTEMS ACCESS, INC.

By:	/s/ L. William Fogg
L. William Fogg, Chief Executive Officer

MOBILEPRO CORP.

By:	/s/ Jay O. Wright
Jay O. Wright, Chairman and CEO